Filed Pursuant to Rule 433

Registration No. 333-147829

Pricing Term Sheet

6.125% Notes due 2018

Issuer:	Kraft Foods Inc.
Offering Format:	SEC Registered
Size:	$1,250,000,000
Maturity:	August 23, 2018
Coupon:	6.125%
Price to Public:	99.126%
Yield to maturity:	6.237%
Spread to Benchmark Treasury:	240 basis points
Benchmark Treasury:	3.875% due May 15, 2018
Benchmark Treasury Yield:	3.837%
Interest Payment Dates:	Semiannually on February 23 and August 23, commencing on February 23, 2009
Day Count Convention:	30 / 360
Change of Control (CoC):	Upon the occurrence of both (i) a change of control of Kraft and (ii) a downgrade of the notes below an investment grade rating by each of Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and Fitch Ratings within a specified period, Kraft will be required to make an offer to purchase the notes at a price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest to the date of repurchase.
Trade Date:	May 19, 2008
Settlement Date:	May 22, 2008 (T+3)
CUSIP:	50075N AV6
Denominations:	$2,000 x $1,000
Anticipated Ratings:	Baa2 (stable outlook) / BBB+ (stable outlook) / BBB (stable outlook)

Underwriters:

Joint Book-Running Managers:

Credit Suisse Securities (USA) LLC

Goldman, Sachs & Co.

HSBC Securities (USA) Inc.

J.P. Morgan Securities Inc.

UBS Securities LLC

Lead Manager:

SG Americas Securities, LLC

Senior Co-Managers:

BNP Paribas Securities Corp.

Greenwich Capital Markets, Inc.

Lehman Brothers Inc.

Wachovia Capital Markets, LLC

Co-Managers:

Blaylock Robert Van, LLC

CastleOak Securities, L.P.

The Williams Capital Group, L.P.

Pricing Term Sheet

6.875% Notes due 2039

Issuer:	Kraft Foods Inc.
Offering Format:	SEC Registered
Size:	$750,000,000
Maturity:	January 26, 2039
Coupon:	6.875%
Price to Public:	98.677%
Yield to maturity:	6.978%
Spread to Benchmark Treasury:	240 basis points
Benchmark Treasury:	5.000% due May 15, 2037
Benchmark Treasury Yield:	4.578%
Interest Payment Dates:	Semiannually on January 26 and July 26, commencing on January 26, 2009
Day Count Convention:	30 / 360
Change of Control (CoC):	Upon the occurrence of both (i) a change of control of Kraft and (ii) a downgrade of the notes below an investment grade rating by each of Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and Fitch Ratings within a specified period, Kraft will be required to make an offer to purchase the notes at a price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest to the date of repurchase.
Trade Date:	May 19, 2008
Settlement Date:	May 22, 2008 (T+3)
CUSIP:	50075N AW4
Denominations:	$2,000 x $1,000
Anticipated Ratings:	Baa2 (stable outlook) / BBB+ (stable outlook) / BBB (stable outlook)

Underwriters:

Joint Book-Running Managers:

Credit Suisse Securities (USA) LLC

Goldman, Sachs & Co.

HSBC Securities (USA) Inc.

J.P. Morgan Securities Inc.

UBS Securities LLC

Lead Manager:

SG Americas Securities, LLC

Senior Co-Managers:

BNP Paribas Securities Corp.

Greenwich Capital Markets, Inc.

Lehman Brothers Inc.

Wachovia Capital Markets, LLC

Co-Managers:

Blaylock Robert Van, LLC

CastleOak Securities, L.P.

The Williams Capital Group, L.P.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC at 1-800-221-1037, Goldman, Sachs & Co. at 1-866-471-2526, HSBC Securities (USA) Inc. at 1-866-811-8049, J.P. Morgan Securities Inc. at 212-834-4533 or UBS Securities LLC at 1-877-827-6444, extension 561-3884.